                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF PSB GROUP, INC.

                               Peoples State Bank

                               PSB, Capital, Inc.

                       SUBSIDIARIES OF PEOPLES STATE BANK

                           PSB Insurance Agency, Inc.

                         Universal Mortgage Corporation